Coty Inc. Announces $700 Million Class A Share Repurchase Authorization

NEW YORK – August 13, 2015 -- Coty Inc. (NYSE: COTY) today announced that its Board of Directors has approved a $700 million share repurchase authorization of its Class A common stock. This authorization includes any amounts remaining under the existing stock repurchase authorization.
“We continue to remain focused on returning capital to our shareholders through share repurchases and dividends while continuing to invest in our business. Our strong financial position and operating cash flow enabled us to continue with, and increase the size of, our share repurchase program. Today's announcement builds upon our continuing commitment to our shareholders,” stated Patrice de Talhouët, Coty Executive Vice President and Chief Financial Officer.
Repurchases will be made from time to time at the Company’s discretion, based on ongoing assessments of the capital needs of the business, the market price of its common stock, and general market conditions. No time has been set for the completion of the repurchase program, and the program may be suspended or discontinued at any time. The repurchase program authorizes the Company to purchase its common stock from time to time through open market purchases, negotiated transactions or other means, including 10b5-1 trading plans in accordance with applicable securities laws and other restrictions.

In addition, JAB Cosmetics B.V., Coty's largest shareholder, has advised the Company that it intends to purchase approximately 6 million Class A shares in the open market.

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About Coty Inc.

Coty is a leading global beauty company with net revenues of $4.4 billion for the fiscal year ended June 30, 2015. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, color cosmetics and skin & body care products sold in over 130 countries and territories. Coty’s product offerings include such power brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

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